EXHIBIT 4.1

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT (this “Agreement”) by and among Toreador Resources Corporation, a Delaware corporation (the “Company”), and James R. Anderson (the “Purchaser”).

In connection with the conversion of the Purchaser’s Series A-1 Convertible Preferred Stock (the “Preferred Stock”), the Company has agreed (i) to issue to Purchaser 14,754 shares (the “Shares”) of the Company’s Common Stock, par value $0.15625 per share (the “Common Stock”) and (ii) to provide certain registration rights under the Securities Act of 1933, as amended (the “Securities Act”), and under applicable state securities laws.

In consideration of Purchaser converting his Preferred Stock, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS.

For purposes of this Agreement, the following terms shall have the meanings specified:

(a)   “Holder” means any person owning or having the right to acquire Registrable Securities, including initially Purchaser and thereafter any permitted assignee thereof;

(b)  “Register”, “registered” and “registration” refer to a registration effected by preparing and filing a registration statement or statements in compliance with the Securities Act and pursuant to Rule 415 under the Securities Act (“Rule 415”) or any successor rule providing for the offering of securities on a continuous or delayed basis (“Registration Statement”), and the declaration or ordering of effectiveness of the Registration Statement by the Securities and Exchange Commission (the “Commission”); and

(c)  “Registrable Securities” means the Shares, and any other shares of Common Stock issuable, whether as a dividend or otherwise, and any shares of capital stock issued or issuable from time to time (with any adjustments) in replacement of, in exchange for or otherwise in respect of the Shares.

2.	REGISTRATION.

(a)  If at any time prior to the time that registration is no longer required because the Registrable Securities are eligible for resale pursuant to the provisions of Rule 144(k) of the Securities Act (the “Registration Period”), (i) the Company shall determine to register any of its equity securities, either for its own account or for the account of a security holder or holders, other than a registration statement relating solely to employee benefit plans or a registration statement relating solely to a Rule 145 transaction or other merger transaction or a registration on any registration form which does not permit secondary sales of Common Stock or does not include substantially the same information as would be required to be included in a registration statement covering the resale of Registrable Securities and (ii) registration statements covering the resale of all of the Registrable Securities are not then effective and available for sales thereof, the Company will:

(i)	promptly give each Holder written notice thereof;

(ii)            include in such registration statement (the “Registration Statement”), and in any underwriting involved therein, all of the Registrable Securities specified in a written request or requests made by the Holders within thirty (30) days after receipt of the written notice from the Company described in clause (i) above, except as set forth in clause (b) below. Such written request or requests may specify all or a part of the Holders’ Registrable Securities; provided, however, the aggregate amount of Registrable Securities specified in such written requests shall not be less than one-third of the Registrable Securities covered by this Agreement; and

(iii)            use its reasonable efforts to keep the Registration Statement in effect and maintain compliance with all securities laws for the Registration Period.

(b) The right of each Holder to registration pursuant to this Section 2 shall be conditioned upon such Holder’s participation in any underwriting and the inclusion of such Holder’s Registrable Securities in such underwriting to the extent provided herein. If a Holder wishes to include Registrable Securities in the Registration Statement and underwriting, if any, such Holder shall (together with the Company and the other stockholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with a nationally recognized underwriter selected for underwriting by the Company. Notwithstanding any other provision of this Section 2, if the underwriter determines that marketing factors require a limitation on the number of shares to be underwritten, the underwriter may exclude from such Registration Statement and underwriting up to all of the Registrable Securities which would otherwise be underwritten pursuant hereto. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the Registration Statement and underwriting by persons other than the Company shall be allocated among the Holders as to their Registrable Securities and among all other stockholders in proportion, as nearly as practicable, to the respective amounts of securities which they had requested to be included in such Registration Statement at the time of filing the Registration Statement. If a Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such Registration Statement.

3.	OBLIGATIONS OF THE COMPANY.

In addition to performing its obligations hereunder, including those pursuant to Sections 2(a) and 2(b) above, the Company shall:

(a)  prepare and file with the Commission such amendments and supplements to any Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act or to maintain the effectiveness of such Registration Statement during the Registration Period, or as may be reasonably requested by a Holder in order to incorporate information concerning such Holder or such Holder’s intended method of distribution;

(b)  furnish to each Holder such number of copies of the prospectus included in such Registration Statement, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such Holder may reasonably request in order to facilitate the disposition of such Holder’s Registrable Securities;

(c)  use all commercially reasonable efforts to register or qualify the Registrable Securities under the securities or “blue sky” laws of such jurisdictions within the United States as shall be reasonably requested from time to time by a Holder, and do any and all other acts or things which may be necessary or advisable to enable such Holder to consummate the public sale or other disposition of the Registrable Securities in such jurisdictions; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction;

(d)  notify each Holder immediately upon the occurrence of any event as a result of which the prospectus included in such Registration Statement, as then in effect, contains an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and (except during a Blackout Period) as promptly as practicable, prepare, file and furnish to each Holder a reasonable number of copies of a supplement or an amendment to such prospectus as may be necessary so that such prospectus does not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. For purposes hereof, “Blackout Period” means such day or days, not to exceed an aggregate of thirty (30) days during any period of twelve (12) consecutive months, with respect to which the Board of Directors of the Company determines in good faith (A) that an amendment or supplement to a Registration Statement or prospectus contained therein is necessary, in light of subsequent events, in order to correct a material misstatement made therein or to include information the absence of which would render such Registration Statement or such prospectus materially misleading and (B) that the filing of such amendment or supplement would result in the disclosure of information which the Company has a bona fide business purpose for preserving as confidential; provided that the Company shall be entitled to impose no more than three (3) Blackout Periods during any period of twelve (12) consecutive months;

(e)  use all commercially reasonable efforts to prevent the issuance of any stop order or other order suspending the effectiveness of any Registration Statement and, if such an order is issued, to obtain the withdrawal thereof at the earliest possible time and to notify each Holder of the issuance of such order and the resolution thereof;

(f)  furnish to each Holder, on the date that any Registration Statement becomes effective, a letter, dated such date, of outside counsel representing the Company (and reasonably acceptable to such Holder) addressed to such Holder, confirming the effectiveness of the Registration Statement and, to the knowledge of such counsel, the absence of any stop order;

(g)  provide each Holder and its representatives the opportunity to conduct a reasonable inquiry of the Company’s financial and other records during normal business hours and make available its officers, directors and employees for questions regarding information which such Holder may reasonably request in order to fulfill any due diligence obligation on its part; and

(h)  permit counsel for each Holder (at such Holder’s expense) to review any Registration Statement and all amendments and supplements thereto a reasonable period of time prior to the filing thereof with the Commission.

4.	OBLIGATIONS OF EACH HOLDER.

In connection with the registration of the Registrable Securities pursuant to the Registration Statement, each Holder shall:

(a)  furnish to the Company such information regarding itself and the intended method of disposition of Registrable Securities as the Company shall reasonably request in order to effect the registration thereof;

(b)  upon receipt of any notice from the Company of the happening of any event of the kind described in Sections 3(d) or 3(e), immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement until the filing of an amendment or supplement as described in Section 3(d) or withdrawal of the stop order referred to in Section 3(e);

(c)  to the extent required by applicable law, deliver a prospectus to each purchaser of Registrable Securities; and

(d)	notify the Company when it has sold all of the Registrable Securities theretofore held by it.

5.	INDEMNIFICATION.

In the event that any Registrable Securities are included in a Registration Statement under this Agreement:

(a)  To the extent permitted by law, the Company shall indemnify and hold harmless each Holder, the officers, directors, employees, agents and representatives of such Holder, and each person, if any, who controls such Holder within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “1934 Act”), against any losses, claims, damages, liabilities or reasonable out-of-pocket expenses (whether joint or several) (collectively, including legal or other expenses reasonably incurred in connection with investigating or defending same, “Losses”), insofar as any such Losses arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will reimburse such Holder, and each such officer, director, employee, agent, representative or controlling person for any legal or other expenses as reasonably incurred by any such entity or person in connection with investigating or defending any Loss; provided, however, that the foregoing indemnity shall not apply to amounts paid in settlement of any Loss if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be obligated to indemnify any person for any Loss to the extent that such Loss arises out of or is based upon and in conformity with written information furnished by such person expressly for use in such Registration Statement; and provided, further, that the Company shall not be required to indemnify any person to the extent that any Loss results from such person selling Registrable Securities (i) to a person to whom there was not sent or given, at or prior to the written confirmation of the sale of such shares, a copy of the prospectus, as most recently amended or supplemented, if the Company has previously furnished or made available copies thereof or (ii) during any period following written notice by the Company to such Holder of an event described in Section 3(d) or 3(e).

(b)  To the extent permitted by law, each Holder, acting severally and not jointly, shall indemnify and hold harmless the Company, the officers, directors, employees, agents and representatives of the Company, and each person, if any, who controls the Company within the meaning of the Securities Act or the 1934 Act, against any Losses to the extent (and only to the extent) that any such Losses arise out of or are based upon and in conformity with written information furnished by such Holder expressly for use in such Registration Statement; and such Holder will reimburse any legal or other expenses as reasonably incurred by the Company and any such officer, director, employee, agent, representative, or controlling person, in connection with investigating or defending any such Loss; provided, however, that the foregoing indemnity shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of such Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this Section 5(b) exceed the net purchase price of securities sold by such Holder under the Registration Statement.

(c)  Promptly after receipt by an indemnified party under this Section 5 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 5, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the reasonably incurred fees and expenses of one such counsel to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate under applicable standards of professional conduct due to actual or potential conflicting interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, to the extent prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 5 with respect to such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5 or with respect to any other action.

(d)  In the event that the indemnity provided in subsection (a) or (b) of this Section 5 is unavailable or insufficient to hold harmless an indemnified party for any reason, the Company and each Holder agree, severally and not jointly, to contribute to the aggregate Losses to which the Company or such Holder may be subject in such proportion as is appropriate to reflect the relative fault of the Company and such Holder in connection with the statements or omissions which resulted in such Losses; provided, however, that in no case shall such Holder be responsible for any amount in excess of the net purchase price of securities sold by it under the Registration Statement. Relative fault shall be determined by reference to whether any alleged untrue statement or omission relates to information provided by the Company or by such Holder. The Company and each Holder agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation. For purposes of this Section 5, each person who controls a Holder within the meaning of either the Securities Act or the Exchange Act and each officer, director, employee, agent or representative of such Holder shall have the same rights to contribution as such Holder, and each person who controls the Company within the meaning of either the Securities Act or the Exchange Act and each officer, director, employee, agent or representative of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this subsection (d).

(e)  The obligations of the Company and each Holder under this Section 5 shall survive the conversion or redemption, if any, of the Preferred Shares, the completion of any offering of Registrable Securities pursuant to a Registration Statement under this Agreement, or otherwise.

6.	REPORTS.

With a view to making available to each Holder the benefits of Rule 144 under the Securities Act (“Rule 144”) and any other similar rule or regulation of the Commission that may at any time permit such Holder to sell securities of the Company to the public without registration, the Company agrees to:

(a)  make and keep public information available, as those terms are understood and defined in Rule 144;

(b)  file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act; and

(c)  furnish to such Holder, so long as such Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the 1934 Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing such Holder of any rule or regulation of the Commission which permits the selling of any such securities without registration.

7.	MISCELLANEOUS.

(a)  Expenses of Registration. All expenses, other than underwriting discounts and commissions and fees and expenses of counsel to each Holder, incurred in connection with the registrations, filings or qualifications described herein, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees and the fees and disbursements of counsel for the Company shall be borne by the Company.

(b)  Amendment; Waiver. Any provision of this Agreement may be amended only pursuant to a written instrument executed by the Company and Holders of at least two thirds (2/3) of the Registrable Securities which are covered by the Agreement and are then issued or issuable. Any waiver of the provisions of this Agreement may be made only pursuant to a written instrument executed by the party against whom enforcement is sought. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder, each future Holder, and the Company. The failure of any party to exercise any right or remedy under this Agreement or otherwise, or the delay by any party in exercising such right or remedy, shall not operate as a waiver thereof.

(c)  Notices. Any notice, demand or request required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing and shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with an original to follow) on or before 5:00 p.m., central time, on a business day or, if such day is not a business day, on the next succeeding business day, (ii) on the next business day after timely delivery to a nationally-recognized overnight courier and (iii) on the third business day after deposit in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed to the parties as follows:

If to the Company:

Toreador Resources Corporation
4809 Cole Avenue, Suite 108
Dallas, Texas 75205
Attn.:	G. Thomas Graves III

Chief Executive Officer

Fax:	214-559-3933

with a copy to:

Haynes and Boone, LLP
901 Main Street, Suite 3100
Dallas, Texas 75202
Attn.:	Janice V. Sharry
Tel:	214-651-5562
Fax:	214-200-0676

and if to any Holder, to such address as shall be designated by such Holder in writing to the Company.

(d)  Termination. This Agreement shall terminate on the earlier to occur of (a) the end of the Registration Period and (b) the date on which all of the Registrable Securities have been publicly distributed; but any such termination shall be without prejudice to (i) the parties’ rights and obligations arising from breaches of this Agreement occurring prior to such termination and (ii) the indemnification and contribution obligations under this Agreement.

(e)  Assignment. The rights of a Holder hereunder shall be assigned automatically to any transferee of the Registrable Securities from such Holder as long as: (i) the Company is, within a reasonable period of time following such transfer, furnished with written notice of the name and address of such transferee, (ii) the transferee agrees in writing with the Company to be bound by all of the provisions hereof and (iii) such transfer is made in accordance with the applicable requirements of the Securities Purchase Agreement.

(f)  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed one and the same instrument. This Agreement, once executed by a party, may be delivered to any other party hereto by facsimile transmission.

(g)  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to the conflict of laws provisions thereof. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of Dallas, Dallas County, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date indicated by their signature.

PURCHASER NAME: James R. Anderson	Dated: February 22, 2005

/s/ James R. Anderson

Address: 1180 Emerald Sound Blvd., Oak Point, Texas 75068

Accepted this 22nd day of February, 2005.

TOREADOR RESOURCES CORPORATION

By:	/s/ Douglas W.Weir
	Name:	Douglas W. Weir
	Title:	Senior Vice President and Chief Financial Officer